Holly Energy Partners Announces Management Changes

•	Bruce R. Shaw to become President

•	Doug S. Aron to become Executive Vice President & Chief Financial Officer
DALLAS, TX, October 29, 2012 – Holly Energy Partners, L.P. (NYSE: HEP) (the “Partnership”) announced that its Board appointed Bruce Shaw to the position of President of Holly Logistic Services, L.L.C. (“HLS”) effective November 1, 2012. HLS is a wholly-owned subsidiary of HollyFrontier Corporation (NYSE: HFC) and the general partner of Holly Energy. Matthew P. Clifton, HLS’s current President, will continue to serve as the Chairman of the Board and Chief Executive Officer.

Mr. Shaw, 45, has served as Senior Vice President and Chief Financial Officer of HLS since December 2011 and will serve in that position until November 1, 2012. Mr. Shaw also concurrently serves as Senior Vice President, Strategy and Corporate Development of HollyFrontier Corporation, a position he has held since July 2011. Mr. Shaw will resign from that position effective January 1, 2013 as a result of his increased responsibilities at HLS. Mr. Shaw also served in various positions at HLS and Holly Corporation, including Senior Vice President and Chief Financial Officer of Holly Corporation from January 2008 until the July 2011. Prior to joining Holly Corporation in 1997, Mr. Shaw was a consultant at McKinsey & Company.

Holly Energy Partners also announced the Board’s appointment of Doug Aron as the Executive Vice President and Chief Financial Officer of HLS effective November 1, 2012. Mr. Aron, 39, currently serves as Executive Vice President and Chief Financial Officer of HollyFrontier Corporation. Prior to the HollyFrontier merger, Mr. Aron served as the Executive Vice President and Chief Financial Officer at Frontier Oil Corporation since 2009. Mr. Aron also held various positions at Frontier Oil Corporation from 2001 through 2009 including Vice President of Corporate Finance and Director of Investor Relations.
About Holly Energy Partners
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, tankage and terminal services to the petroleum industry, including HollyFrontier Corporation, which currently owns a 44% interest (including a 2% general partner interest) in the Partnership. The Partnership owns and operates petroleum product and crude pipelines, tankage, terminals and loading facilities located in Texas, New Mexico, Oklahoma, Arizona, Washington, Kansas, Wyoming, Idaho and Utah. In addition, the Partnership owns a 25% interest in SLC Pipeline LLC, a transporter of crude oil in the Salt Lake City area, and a 75% interest in UNEV Pipeline, LLC, the owner of a Holly Energy operated refined products pipeline running from Utah to Las Vegas, Nevada and related products terminals.
FOR FURTHER INFORMATION, Contact
M. Neale Hickerson / Julia Heidenreich
Holly Energy Partners, Investor Relations 214-871-3555